Exhibit 10.1

September 2, 2003

Mr. Robert Bateman

Fisher Communications, Inc.

100 Fourth Avenue North, Suite 440

Seattle, WA 98109

Dear Robert:

Fisher Communications, Inc. (the “Corporation”) expects that your contribution to the growth and success of the Corporation will be significant. In this connection, the Board of Directors of the Corporation (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the distraction of management personnel to the detriment of the Corporation and its shareholders.

Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

The Corporation agrees that, notwithstanding your status as an at-will employee, you will receive the severance benefits set forth in this letter agreement (“Agreement”) in accordance with the circumstances described below.

1. Term of Agreement. This Agreement will commence on the date hereof and shall continue in effect until January 15, 2004, or until the termination of your employment, whichever shall occur first. As long as you remain employed by the Corporation, this Agreement shall automatically renew for consecutive one-year periods unless terminated by the Corporation on not less than thirty (30) days’ notice. Notwithstanding the above, the following apply:

(a) The Corporation may not terminate this Agreement following a Potential Change of Control (as defined in Section 2(b) hereof) unless the Board makes a good faith determination that the risk of the associated Change in Control (as defined in Section 2(a) hereof) has terminated.

Mr. Robert Bateman

September 2, 2003

(b) Upon a Change in Control, this Agreement shall automatically terminate on the second anniversary of the date of the Change in Control, prior to which time this Agreement may not be terminated by the Corporation, except as provided herein.

(c) Neither your death nor the termination of this Agreement shall effect the payment of any benefits under Section 4(d), provided your right to receive such benefits arose prior to the earlier of (i) your death or (ii) the termination of this Agreement.

(d) Section 11 shall survive the termination of this Agreement.

2. Change in Control and Potential Change in Control.

(a) For purposes of this Agreement, a “Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(i) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Agreement the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below); or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited

Mr. Robert Bateman

September 2, 2003

to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation (an “Excluded Transaction”), or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition, in one or more related transactions, of at least the lesser of seventy percent (70%) of the fair market value of Corporation’s gross assets or ninety percent (90%) of the fair market value of the Corporation’s net assets, as measured on the date hereof.

(b) For purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred, if:

(i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii) any Person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

3. Termination Following a Change in Control or Potential Change in Control. If any of the events described in Section 2(a) hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4(d) hereof upon the termination of your employment during the term of this Agreement unless such termination is (i) because of your death or Disability (as defined in Section 3(a)), (ii) by the Corporation for Cause, or (iii) by you other than for Good Reason. You shall also be entitled to the benefits provided in Section 4(d) hereof if your employment is terminated prior to a Change in Control, if such termination is other than (i) because of your death or Disability, (ii) by the

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September 2, 2003

Corporation for Cause, or (iii) due to your voluntary resignation, unless such resignation is for Good Reason, and you reasonably demonstrate that such termination was at the request of or as a result of actions by a third party who has taken steps reasonably calculated to effect a Change in Control, you shall be entitled to the benefits provided in Section 4(d) hereof. With respect to the foregoing, the following definitions apply:

(a) Disability. If prior to your retirement and while in the employ of the Corporation, you are incapacitated due to physical or mental illness that in the opinion of a licensed physician renders you totally and permanently incapable of performing your assigned duties with the Corporation, and as a result of such incapacitation you are absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, the Corporation may terminate your employment for “Disability.”

(b) Cause. Termination by the Corporation of your employment for “Cause” shall mean termination upon (i) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from termination by you for Good Reason or any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Corporation believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis within fourteen (14) days of receiving such demand, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, including, but not limited to, any breach of the confidentiality obligations you have in connection with this Agreement, a Change in Control or a Potential Change in Control, or (iii) your conviction of a felony or conviction of a misdemeanor which impairs your ability substantially to perform your duties with the Corporation. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done. by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation.

(c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence after a Change in Control, or after and at the request of or as a result of actions by a third party who has taken steps reasonably calculated to effect a Change in Control (each an “Applicable Event”), of any one or more of the following:

(i) the assignment to you of duties (other than those reasonably necessary to address the Applicable Event) inconsistent with your position immediately prior to the Applicable Event or a reduction or alteration in the nature of your position, duties, status or responsibilities from those in effect immediately prior to the Applicable Event;

Mr. Robert Bateman

September 2, 2003

(ii) a reduction by the Corporation in your annualized and monthly or semi-monthly rate of base salary (“Base Salary”) as in effect on the date hereof or as the same shall be increased from time to time prior to a Change in Control;

(iii) the Corporation’s requiring you to be based at a location in excess of fifty (50) miles from the location where you are based immediately prior to the Applicable Event;

(iv) the failure by the Corporation to continue, substantially as in effect immediately prior to the Applicable Event, all of the Corporation’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which you participate (or substantially equivalent successor plans, programs, policies, practices or arrangements) or the failure by the Corporation to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the Applicable Event;

(v) the failure of the Corporation to obtain an agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; and

(vi) any purported termination by the Corporation of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph (d) below, and for purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(d) Notice of Termination. Any termination by the Corporation for Cause or for Disability or by you for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(e) Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination, when such a notice is required, or in any other case upon ceasing to perform services to the Corporation; provided, however, that if within thirty (30) days after any Notice of Termination one party notifies the other party that a dispute

Mr. Robert Bateman

September 2, 2003

exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination in an arbitration award that has been confirmed or enforced by a final, non-appealable judgment of a court of competent jurisdiction.

4. Compensation Upon Termination or During Disability. After an Applicable Event has occurred, if, during the term of this Agreement, your employment is terminated or you are in a period of Disability the following shall be applicable:

(a) During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, your total compensation, including your Base Salary, bonus and any benefits, will continue unaffected until either you return to the full-time performance of your duties or your employment is terminated pursuant to Section 3(a) hereof. In the event you return to the full-time performance of your duties, you shall continue to receive your full Base Salary and bonus plus all other amounts to which you are entitled under any compensation or other employee benefit plan of the Corporation without interruption. In the event your employment is terminated pursuant to Section 3(a) hereof, your benefits shall be determined in accordance with the Corporation’s retirement, insurance and other applicable programs and plans then in effect.

(b) If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation shall pay you your full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required hereunder, plus all other amounts to which you are entitled under any compensation or benefit plan of the Corporation at the time such payments are due, and, except as otherwise required by law, the Corporation shall have no further obligations to you under this Agreement.

(c) If your employment terminates by reason of your death, your benefits shall be determined in accordance with the Corporation’s retirement, survivor’s benefits, insurance and other applicable programs and plans then in effect.

(d) If your employment by the Corporation is either terminated by the Corporation (other than for Cause or Disability) or terminated by you for Good Reason you shall be entitled to the following benefits:

(i) Accrued Compensation and Benefits. The Corporation shall provide you:

(A) the compensation, reimbursements and benefits accrued through the Date of Termination to the extent not theretofore provided;

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September 2, 2003

(B) a lump sum cash amount equal to the value of your unused vacation days accrued through the Date of Termination; and

(C) your normal post-termination compensation and benefits under the Corporation’s retirement, insurance and other compensation and benefit plans as in effect immediately prior to the Date of Termination, or if more favorable to you, immediately prior to the Applicable Event.

(ii) Lump Sum Severance Payment. The Corporation shall provide to you a severance payment in the form of a cash lump sum distribution equal to your annual Base Salary.

(iii) Continuation of Health Care Benefits. Subject to the benefits offset described below, you will be eligible to continue participation in the Corporation’s group health care benefits pursuant to COBRA for up to eighteen (18) months (or longer if applicable under the COBRA regulations) following the Date of Separation. The health care benefits for which you will be eligible will be in accordance with the written plan documents in effect from time to time governing the plans provided to active employees of the Corporation. These benefits will be provided at a cost, which the Corporation agrees to pay for a period of twelve (12) months from the Date of Separation, that is no greater than the amount paid for such health care benefits by active employees who participate in such plans. The benefits otherwise receivable by you pursuant to this paragraph (iii) shall be reduced to the extent you receive similar coverage under any other group health coverage (as an employee or otherwise). For the purpose of complying with the terms of this offset, you are obligated to report to the Corporation the amount of any such benefits which you receive.

(iv) Timing. The payments provided for in this paragraph (d) shall be made not later than the fifteenth day following the Date of Termination.

5. Successors; Binding Agreement.

(a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for Good Reason following an Applicable Event, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

Mr. Robert Bateman

September 2, 2003

(b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement.

7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.

8. Confidentiality. You agree that, except (i) with the prior written consent of the Corporation, (ii) in connection with review by retained legal or financial counsel, and (iii) as required by law, you and your permitted representatives will at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information or knowledge related to this Agreement or the terms herein. You agree that this Agreement and the terms herein are deemed confidential information. Breach of this provision shall constitute a breach of this Agreement, and this Agreement shall terminate immediately and automatically upon such breach.

9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Claims and Arbitration. The parties shall resolve any dispute arising out of or relating to this Agreement by final and binding arbitration by a single neutral arbitrator located in Seattle, Washington.

(a) To commence an arbitration arising under this Agreement, either you or the Corporation shall serve upon the other, a demand for arbitration, specifying in reasonable

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September 2, 2003

detail the basis for the demand and any relief sought. Within ten (10) days after a receiving party receives a demand for arbitration, the receiving party shall serve upon the demanding party a response, specifying in reasonable detail the party’ defenses to the claims asserted, and identifying in reasonable detail any counterclaims asserted or counter-relief sought. The demanding party shall respond to any counterclaim or request for counter-relief within five (5) days, specifying in reasonable detail any defenses it asserts.

(b) Within fifteen (15) days after the service of a response to the initial demand or, if applicable, to the counterclaim, you and the Corporation shall select the arbitrator who will resolve the dispute. You and the Corporation shall select an arbitrator with no current or past attorney-client or business relationship with either party or either party’s attorney, but with experience in executive compensation. If you and the Corporation cannot agree on an arbitrator within such fifteen (15) days, then the demanding party must petition a state or federal court in King County, Washington to identify an arbitrator, and the arbitrator identified by such court will administer the dispute resolution process in accordance with the terms of this Section 11.

(c) The parties shall self-administer the arbitration. The arbitrator shall not charge a filing fee, administrative fee, or any other fee beyond his or her usual hourly rate plus applicable costs, nor shall a third party act as administrator. You and the Corporation shall bear the fees of the arbitrator equally and in no event shall the arbitrator’s fee be shifted to one party, regardless of outcome. The American Arbitration Association’s expedited rules for commercial arbitrations shall govern the arbitration, except as modified to be consistent with the terms of this clause. You and the Corporation may conduct only the following discovery: a maximum of two (2) one-day (1-day) (no more than seven (7) hours) depositions; ten (10) interrogatories; ten (10) requests for production of documents; and ten (10) requests for admission per party. The arbitration hearing will occur no later than ninety (90) days after service of the initial demand for arbitration. Each party shall have a maximum of two (2) seven-hour (7-hour) days to present its case at the arbitration hearing, including opening arid closing arguments and all examinations. The arbitrator shall render his or her final decision within ten (10) days after the conclusion of the arbitration hearing and, in so doing, shall follow the substantive law of the state of Washington. The parties expressly agree that, other than for manifest disregard of the law, the arbitrator’s decision shall be final and non-appealable; judgment upon the arbitration may be entered and enforced in any court with jurisdiction over the parties.

(d) If the arbitrator determines that either you or the Corporation substantially prevailed on all of the claims or defenses at the arbitration, then the arbitrator shall award to the substantially prevailing party reasonable costs and attorney fees incurred in the arbitration. Costs awarded shall not include fees paid to the arbitrator or to experts retained in connection with the arbitration.

Mr. Robert Bateman

September 2, 2003

12. Entire Agreement. This Agreement supersedes any other agreement or understanding between the parties hereto with respect to the issues that are the subject matter of this Agreement.

13. Effective Date. This Agreement shall become effective as of the date set forth above. If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

FISHER COMMUNICATIONS, INC.

By	/s/ William W. Krippaehne Jr.
William W. Krippaehne Jr.,
President and Chief Executive Officer

Agreed to this     15th     day of     September            , 2003

By	/s/ Robert C. Bateman
ROBERT BATEMAN